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                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form N-1A of our report dated October 8, 1999, relating to the financial statement and financial highlights of Morgan Stanley Dean Witter Market Leader Trust referred to in such report, which appears in such Registration Statement.


/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
New York, New York
October 24, 2000